Exhibit 99.5
Item 6. Selected Financial Data
The following financial data should be read in conjunction with our consolidated financial statements, the related notes and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Report. The historical results are not necessarily indicative of the results to be expected for any future period.

	Year Ended June 30,
	2014 (a)(b)(c)	2013 (b)(c)	2012 (c)	2011	2010
	(In thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenue	$1,270,236	$1,167,478	$1,020,269	$817,009	$670,035
Net income attributable to Cimpress N.V.	43,696	29,435	43,994	82,109	67,741
Net income per share attributable to Cimpress N.V.:
Basic	$1.33	$0.89	$1.16	$1.89	$1.56
Diluted	$1.28	$0.85	$1.13	$1.83	$1.49
Shares used in computing net income per share attributable to Cimpress N.V.:
Basic	32,873,234	33,209,172	37,813,504	43,431,326	43,365,872
Diluted	34,239,909	34,472,004	38,953,179	44,951,199	45,336,561

	Year Ended June 30,
	2014 (a)(b)(c)	2013 (b)(c)	2012 (c)	2011	2010
	(In thousands)
Consolidated Statements of Cash Flows Data:
Net cash provided by operating activities	$148,580	$140,012	$140,641	$162,633	$153,701
Purchases of property, plant and equipment	(72,122)	(78,999)	(46,420)	(37,405)	(101,326)
Purchases of ordinary shares	(42,016)	(64,351)	(309,701)	(56,935)	—
Business acquisitions, net of cash acquired	(216,384)	—	(180,675)	—	(6,496)
Net proceeds (payments) of debt	207,946	8,051	227,181	(5,222)	(13,848)

	As of June 30,
	2014 (a)(b)(c)	2013 (b)(c)	2012 (c)	2011	2010
	(In thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities (d)	$76,365	$50,065	$62,203	$237,081	$172,331
Working capital (d)	(83,560)	(54,795)	(26,381)	178,485	111,369
Total assets	988,985	601,567	592,429	555,900	477,889
Total long-term debt, excluding current portion	410,484	230,000	229,000	—	—
Total shareholders’ equity	232,457	189,561	189,287	450,093	376,114
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(a) Includes the impact of the acquisitions of Printdeal B.V. on April 1, 2014 and Pixartprinting S.p.A. on April 3, 2014, as well as our investment in a joint business arrangement with Plaza Create Co. Ltd. in February 2014. See Notes 8 and 16 in our accompanying financial statements in this Report for a discussion of these transactions.
(b) Includes the impact of our July 10, 2012 equity investment in Namex Limited ("Namex"). During the fourth quarter of fiscal 2014 we disposed of this investment and recognized a loss on the sale of $12.7 million. See Note 15 in our accompanying financial statements in this Report for a discussion of this investment.
(c) Includes the impact of the acquisitions of Albumprinter Holding B.V. on October 31, 2011 and Webs, Inc. on December 28, 2011. See Note 8 in our accompanying financial statements in this Report for a discussion of these acquisitions.
(d) We define working capital as current assets less current liabilities. Our working capital profile has evolved since fiscal 2011 as we have made long-term investments that seek to drive shareholder value through acquisitions, ordinary share purchases, and other strategic initiatives. We have financed these investments through a mix of cash on hand, cash flows generated from operations and external debt financing.